Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES SECOND QUARTER RESULTS

-- ALSO PROVIDES UPDATE ON PRIVATE LABEL CREDIT CARD PROGRAM TRANSACTION AND ANNOUNCES NEW CREDIT FACILITY --

HOUSTON, TX, August 21, 2003 -- Stage Stores, Inc. (Nasdaq: STGS) today announced that net income for the second quarter ended August 2, 2003 was $9.1 million, or $0.45 per diluted share, compared to $10.4 million, or $0.47 per diluted share, for the prior year second quarter ended August 3, 2002. Total sales for the 13-week period increased 0.1% to $207.7 million from $207.5 million last year. Comparable store sales decreased 3.5% during the quarter.

Net income for the six-month period ended August 2, 2003 was $22.5 million, or $1.14 per diluted share, compared to $28.1 million, or $1.29 per diluted share, in the prior year period. Total sales for the 26-week period decreased 2.1% to $405.7 million from $414.2 million last year. Comparable store sales decreased 5.5% versus the same 26-week period last year.

Commenting on the second quarter's results, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "As compared to last year, our net income was comprised of lower merchandise margins, resulting from the period's promotional market conditions, higher store occupancy costs associated with the 19 new stores that have been added since the end of last year's second quarter, reduced shrink expense, as well as higher income from our credit card program and lower incentive compensation expense."

Mr. Scarborough continued, "Although the retail environment remained challenging throughout the quarter, we experienced steady improvement in our performance, including progress in reducing the rate of decline in our comparable store sales. Additionally, we maintained lower inventory levels throughout the 13-week period, ending the quarter with reduced levels of summer clearance merchandise versus last year. Our inventories per selling square foot are approximately 9.3% below the level at the end of last year's second quarter."

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Stage Stores Announces
Second Quarter Results

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Mr. Scarborough concluded, "Operationally, during the second quarter, we opened 4 new stores, remodeled 11 stores and relocated 2 stores. Additionally, in May, we reached a definitive agreement with Alliance Data Systems Corporation whereby they will acquire and assume operation of our private label credit card business. Looking forward, as we have previously announced, we will introduce Polo by Ralph Lauren in 5 of our stores this month, and we plan to increase that number to 25 stores in October."

Update On Private Label Credit Card Program Transaction

Commenting on the current status of the Company's private label credit card program transaction with Alliance Data, Mr. Scarborough stated, " We are working with Alliance Data on coordinating all of the operational, technical and transitional issues related to Alliance Data's bank subsidiary assuming the operations of our private label credit card business. At this point, we believe that closing will occur sometime in September, and we look forward to beginning our long-term strategic relationship with them. We are continuing to evaluate our options with regard to the cash proceeds that we will receive at closing."

The transaction is subject to certain regulatory approvals. No assurances can be provided that the parties to the agreement will be successful in receiving the necessary regulatory approvals or that the transaction will be consummated.

New $175 Million Senior Secured Revolving Credit Facility

The Company also announced that it expects to enter into a new 5-year, $175 million senior secured revolving credit facility (the "New Credit Facility") today with Fleet Retail Group as agent. The New Credit Facility will replace the Company's $125 million senior secured revolving credit facility (the "Existing Credit Facility"), which was scheduled to mature in August 2004. "The New Credit Facility will provide us with the capacity and financial flexibility we need to continue to effectively execute our business plan following the sale of our private label credit card business," stated Mike McCreery, EVP and Chief Financial Officer. Mr. McCreery also noted that the Company will record a charge of approximately $0.5 million after tax in the third quarter related to the write-off of debt issue costs associated with the Company's Existing Credit Facility.

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Stage Stores Announces
Second Quarter Results

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Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time to discuss the second quarter's results. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at stagestoresinc.com and then clicking on Investor Relations, then Webcasts, then the web cast link. As an alternative, individual investors and other interested parties can listen to the conference call web cast by logging on to companyboardroom.com, while institutional investors, who are members, can access the call through streetevents.com. A replay of the conference call will be available online at each web site until midnight on August 29, 2003.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates 366 stores in 13 states under the Stage, Bealls and Palais Royal names. For more information about Stage Stores, visit the Company's web site at stagestoresinc.com.

"Safe Harbor" Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the planned roll-out of Polo by Ralph Lauren apparel, as well as the anticipated closing date of the Company's private label credit card program and new credit facility transactions. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

	Quarter Ended
	August 2, 2003		August 3, 2002
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 207,721	100.0%	$ 207,536	100.0%
Cost of sales and related buying, occupancy and distribution expenses	149,397	71.9%	145,304	70.0%
Gross profit	58,324	28.1%	62,232	30.0%
Selling, general and administrative expenses	43,303	20.8%	44,862	21.6%
Store opening costs	247	0.1%	386	0.2%
Interest, net	411	0.2%	550	0.3%
Income before income tax	14,363	6.9%	16,434	7.9%
Income tax expense	5,243	2.5%	6,080	2.9%
Net income	$ 9,120	4.4%	$ 10,354	5.0%

Basic & Diluted earnings per common share data:
Basic earnings per common share	$ 0.48		$ 0.52
Basic weighted average common shares outstanding	18,905		19,955

Diluted earnings per common share	$ 0.45		$ 0.47
Diluted weighted average common shares outstanding	20,048		21,852

Stage Stores, Inc.
Consolidated Statements of Operations
(in thousands, except earnings per share)
(unaudited)

	Twenty-Six Weeks Ended
	August 2, 2003		August 3, 2002
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 405,708	100.0%	$ 414,204	100.0%
Cost of sales and related buying, occupancy and distribution expenses	284,883	70.2%	279,717	67.5%
Gross profit	120,825	29.8%	134,487	32.5%
Selling, general and administrative expenses	83,818	20.7%	88,507	21.4%
Store opening costs	756	0.2%	408	0.1%
Interest, net	808	0.2%	939	0.2%
Income before income tax	35,443	8.7%	44,633	10.8%
Income tax expense	12,937	3.2%	16,514	4.0%
Net income	$ 22,506	5.5%	$ 28,119	6.8%

Basic & Diluted earnings per common share data:
Basic earnings per common share	$ 1.19		$ 1.41
Basic weighted average common shares outstanding	18,891		19,961

Diluted earnings per common share	$ 1.14		$ 1.29
Diluted weighted average common shares outstanding	19,800		21,746

Stage Stores, Inc.
Consolidated Balance Sheets
(in thousands, except par values)

	August 2, 2003	February 1, 2003
	(unaudited)
ASSETS
Cash and cash equivalents	$ 20,483	$ 20,886
Retained interest in receivables sold	139,046	127,547
Accounts receivable, net	9,278	11,023
Merchandise inventories, net	191,826	179,922
Current deferred tax assets	19,666	21,280
Prepaid expenses and other current assets	15,105	17,625
Total current assets	395,404	378,283

Property, equipment and leasehold improvements, net	137,927	135,846
Deferred tax assets	10,402	12,016
Other long-term assets	8,247	6,624
Total assets	$ 551,980	$ 532,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 50,330	$ 56,286
Income taxes payable	10,228	3,805
Accrued expenses and other current liabilities	38,114	44,496
Current portion of long-term debt	200	210
Total current liabilities	98,872	104,797

Long-term debt	482	672
Other long-term liabilities	17,263	15,183
Total liabilities	116,617	120,652

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares
authorized, 20,092 and 20,042 shares issued and outstanding, respectively	201	200
Additional paid-in capital	363,806	363,067
Less treasury stock - at cost (1,169 shares in 2003 and 2002)	(25,461)	(25,461)
Retained earnings	98,837	76,331
Minimum pension liability adjustment	(2,020)	(2,020)
Stockholders' equity	435,363	412,117
Total liabilities and stockholders' equity	$ 551,980	$ 532,769

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended
	August 2, 2003	August 3, 2002
Cash flows from operating activities:
Net income	$ 22,506	$ 28,119
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	10,597	8,660
Amortization of debt issue costs	667	705
Provision for bad debts	13,943	14,195
Deferred income taxes	3,228	1,665
Changes in operating assets and liabilities:
Decrease in accounts receivable and retained interest in receivables sold	33,303	11,284
Increase in merchandise inventories	(11,904)	(20,210)
Decrease in other assets	230	2,800
(Decrease) increase in accounts payable and other liabilities	(3,835)	6,326
Total adjustments	46,229	25,425
Net cash provided by operating activities	68,735	53,544

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(12,678)	(23,477)
Proceeds from retirement of fixtures and equipment	-	272
Net cash used in investing activities	(12,678)	(23,205)

Cash flows from financing activities:
Proceeds from (payments on):
Repurchase of accounts receivable from account receivable trust	(57,000)	(25,000)
Long-term debt	(200)	(188)
Exercise of stock options	740	-
Repurchase of common stock	-	(2,958)
Additions to debt issue cost	-	(100)
Net cash used in financing activities	(56,460)	(28,246)
Net increase (decrease) in cash and cash equivalents	(403)	2,093
Cash and cash equivalents:
Beginning of period	20,886	22,679
End of period	$ 20,483	$ 24,772
Supplemental disclosures:
Interest paid	$ 463	$ 434
Income taxes paid	$ 3,286	$ 122